Exhibit 10.22

9900 Westpark Drive, Suite 300

Houston, TX 77063

November 17, 2015

Robert S. Merritt

51 Battle Swamp Road

Roxbury, CT 06783

Dear Bob:

It is my pleasure to extend the following offer of employment to you on behalf of IGNITE RESTAURANT GROUP (the “Company”). Specifics of the offer:

Position:	President and Chief Executive Officer

Key Responsibilities:

●  Develop and execute the Company’s short-term and long-term objectives

●  Ensure the Company is properly staffed in order to achieve the Company’s short-term and long-term objectives

●  Provide the Board of Directors of the Company with periodic updates about the Company

●  Carryout all day-to-day management decisions of the Company

●  Ensure the Company maintains high standards of corporate governance and social responsibility

●  Ensure the Company remains in compliance with all laws, rules and regulations

●  Communicate effectively with employees, government authorities, shareholders and the public

●  Build shareholder value

This list of key responsibilities is not all inclusive, and is subject to change at the discretion the Board of Directors.

Employment Start Date:	November 17, 2015

Contract Term:	Three Years

Base Salary:	You will be paid $25,961.54, bi-weekly, which annualizes to $675,000.

Annual Bonus:

Commencing on 1/1/16; up to 50% target based upon Executive Bonus Pool. Any bonus earned shall be paid as soon as practicable following the completion of the Company’s audit for the fiscal year during which such bonus was earned, but in any event by December 31 immediately following the completion of the fiscal year to which such bonus relates. You must be employed with the Company on the actual payment date to receive the bonus.

Equity:

The Compensation Committee has recommended and the Board of Directors has approved a grant of 156,250 SARS and 92,500 restricted shares of “IRG,” with 25% annual vesting on the annual anniversary date of the grant. The issue price will be the closing price of “IRG” on the NASDAQ on November 16, 2015. Please note that there are restrictions on this grant.

Car Allowance	You will receive $392.31 bi-weekly as a car allowance, which annualizes to $10,200. Mileage for business-related travel will be reimbursed at a discounted rate and is adjusted quarterly.

Benefits:	Eligible to participate in standard company-sponsored health benefits; 401(k) plan in development and four weeks of vacation.

Commute & Temporary Housing:

Company will cover agreed upon expenses related to commuting costs from the Northeast to Houston and a corporate apartment in Houston for up to six months following your start date (cost not to exceed $5,000 per month for apartment rental)

Severance:

In the event your employment is terminated by the Company without Cause (as defined under our 2012 Omnibus Incentive plan for this purpose), you will be entitled to receive severance equal to the lesser of twelve months or the remaining term of your contract of your base salary, payable over that period, plus reimbursement of COBRA premiums for a period of twelve months, provided that (i) you sign and do not revoke within the time period specified by the Company a separation agreement and general release in a form acceptable to the Company and (ii) you comply with your post-termination obligations, including a twelve-month non-compete and a twelve-month non-solicitation covenant set forth in the attached restrictive covenant agreement, which you must sign as a condition of your employment with the Company.

Communication Allowance:	You will receive an annual communication allowance of $2,000.

Executive Dining Program:

As a senior executive participant in the Employee Discount Program, you will receive a 100% dining discount for yourself and up to five guests at any Ignite Restaurant concept.   All food, beverages and gift items will be provided at no charge to you. Further, you will be authorized to expense a gratuity of 20%.

Annual Executive Physical:	Information on this program will be provided by the Human Resources Dept.

Financial and Legal Counseling:	Reimbursement of $5,000 per year. Cannot be used for legal defense, but can be used for wills, financial advice, brokerage fees, personal income tax preparation services)

This offer is made to you in strict confidence and, as such, at no time during your employment are you to discuss either your salary or benefits with anyone (other than human resources). All compensation payable to you under this offer letter is subject to withholding for applicable federal, state and local income taxes and other amounts as required by law or Company policies.

By signing this offer letter, you confirm that you are under no contractual or other legal obligations with any other person or entity (such as a present or former employer) that would prohibit or limit you from performing your duties with the Company, and you agree that you will not do anything in the performance of services for the Company that would violate any such duty.

Payments pursuant to this offer letter are intended to comply with or be exempt from Section 409A of the Internal Revenue Code and accompanying regulations (“Section 409A”), and the provisions of this offer letter will be administered, interpreted and construed accordingly. Any reimbursements provided under this offer letter that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, without limitation, that (i) in no event shall any amounts eligible to be reimbursed by the Company be paid later than the last day of the calendar year next following the calendar year in which such amounts were incurred; (ii) the amount of expenses eligible for reimbursement in any given calendar year shall not affect the expenses that the Company is obligated to reimburse in any other calendar year; (iii) your right to have the Company make such reimbursements may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligation to make such reimbursements apply after the termination of your employment.

This offer letter represents the entire agreement between you and IGNITE RESTAURANT GROUP. This offer letter is not a contract of employment guaranteeing any set length of employment. Also note that IGNITE RESTAURANT GROUP is an at-will employer. You and IGNITE RESTAURANT GROUP have the right to terminate the relationship at any time, with or without cause.

Bob, we are very excited to have you join the team at IGNITE RESTAURANT GROUP and look forward to your contributions of growing IGNITE RESTAURANT GROUP into the preeminent casual dining restaurant company in the industry. Please feel free to call me with any questions regarding this offer letter.

If you are in agreement with the above outline, please sign below and fax the signed offer letter to (832) 426-0252.

Best Regards,

/s/ Paul Vigano

Paul R. Vigano

Chairman of the Board

Agreed and acknowledged:

Printed Name:	Robert S. Merritt

Signature:	/s/ Robert S. Merritt

Date Signed:	11/17/15

An electronic signature or facsimile is intended to be, and will be, considered the equivalent of an original signature, is legally binding, and is to be given full force and effect.